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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY


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                          MEMBERSHIP PURCHASE AGREEMENT

                                      AMONG

                               Sparton Corporation

                                     Parent

                           Astro Instrumentation, Inc.

                                      Buyer

                           Astro Instrumentation, LLC

                                      Astro

                            H. Waldman Holdings, LLC,

                              D. Wood Holdings, LLC

                                     Sellers

                          Harold Waldman, Individually

                           Douglas Wood, Individually

                                  May 31, 2006


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                                TABLE OF CONTENTS

Section 1. Definitions.......................................................  5

Section 2. Purchase and Sale of Target Membership Interest...................  9
      (a)   Basic Transaction................................................  9
      (b)   Purchase Price...................................................  9
      (c)   Closing.......................................................... 10
      (d)   Deliveries at Closing............................................ 10
      (e)   Adjustment to Preliminary Purchase Price......................... 10

Section 3. Representations and Warranties Concerning Transaction............. 12
      (a)   Sellers' Representations and Warranties.......................... 12
      (b)   Buyer's Representations and Warranties........................... 13

Section 4. Representations and Warranties Concerning Astro and Its
           Subsidiaries...................................................... 13
      (a)   Organization, Qualification, and Corporate Power................. 14
      (b)   Capitalization................................................... 14
      (c)   Non-contravention................................................ 14
      (d)   Brokers' Fees.................................................... 14
      (e)   Title to Assets.................................................. 14
      (f)   Financial Statements............................................. 14
      (g)   Events Subsequent to Most Recent Fiscal Year End................. 15
      (h)   Undisclosed Liabilities.......................................... 16
      (i)   Legal Compliance................................................. 16
      (j)   Tax Matters...................................................... 16
      (k)   Real Property.................................................... 17
      (l)   Intellectual Property............................................ 18
      (m)   Tangible Assets.................................................. 18
      (n)   Inventory........................................................ 18
      (o)   Contracts........................................................ 19
      (p)   Notes and Accounts Receivable.................................... 19
      (q)   Powers of Attorney............................................... 19
      (r)   Insurance........................................................ 20
      (s)   Litigation....................................................... 20
      (t)   Employees........................................................ 20
      (u)   Employee Benefits................................................ 20
      (v)   Guaranties....................................................... 22
      (w)   Environmental, Health, and Safety Matters........................ 22
      (x)   Certain Business Relationships with Astro and Its Subsidiaries... 22
      (y)   Customers and Suppliers.......................................... 22
      (z)   Product Warranty................................................. 23
      (aa)  Product Liability................................................ 23
      (bb)  Disclosure....................................................... 23

Section 5. Intentionally Omitted............................................. 23

Section 6. Post-Closing Covenants............................................ 23
      (a)   General.......................................................... 23
      (b)   Transition....................................................... 23
      (c)   Confidentiality.................................................. 23
      (d)   Covenant Not to Compete.......................................... 24
      (e)   Buyer Notes...................................................... 24
      (f)   Indemnification.................................................. 24
      (g)   Employees........................................................ 25

Section 7. Deliveries at Closing............................................. 25
      (a)   Sellers' Deliveries.............................................. 25
      (b)   Buyer's Deliveries............................................... 26


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Section 8. Remedies for Breaches of This Agreement........................... 26
      (a)   Survival of Representations and Warranties....................... 26
      (b)   Indemnification Provisions for Buyer's Benefit................... 26
      (c)   Indemnification Provisions for Sellers' Benefit.................. 27
      (d)   Matters Involving Third Parties.................................. 27
      (e)   Determination of Adverse Consequences............................ 28
      (f)   Limitations...................................................... 28
      (g)   Other Indemnification Provisions................................. 28
      (h)   Recoupment Against Buyer Notes and Earn-out Payments............. 29

Section 9. Tax Matters....................................................... 29
      (a)   Tax Indemnification.............................................. 29
      (b)   Straddle Period.................................................. 29
      (c)   Responsibility for Filing Tax Returns............................ 29
      (d)   Cooperation on Tax Matters....................................... 29
      (e)   Certain Taxes and Fees........................................... 30
      (f)   Basis Elections.................................................. 30

Section 10. Intentionally Omitted............................................ 30

Section 11. Miscellaneous.................................................... 30
      (a)   Nature of Sellers' Obligations................................... 30
      (b)   Press Releases and Public Announcements.......................... 30
      (c)   No Third-Party Beneficiaries..................................... 30
      (d)   Entire Agreement................................................. 30
      (e)   Succession and Assignment........................................ 31
      (f)   Counterparts..................................................... 31
      (g)   Headings......................................................... 31
      (h)   Notices.......................................................... 31
      (i)   Governing Law.................................................... 31
      (j)   Amendments and Waivers........................................... 32
      (k)   Severability..................................................... 32
      (l)   Expenses......................................................... 32
      (m)   Construction..................................................... 32
      (n)   Incorporation of Exhibits, Annexes, and Schedules................ 32
      (o)   Specific Performance............................................. 32
      (p)   Submission to Jurisdiction....................................... 32
      (q)   Governing Language............................................... 33
      (r)   Parent Guarantee................................................. 33
      (s)   Waldman Guarantee................................................ 33
      (t)   Wood Guarantee................................................... 34


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Exhibit Index:
Exhibit A--Form of Buyer Notes
Exhibit B--Historical Financial Statements
Exhibit C--Security Agreement
Exhibit D--Covenant Not to Compete
Exhibit E--Sample Calculation of Bayer Reduction Formula
Exhibit F--Form of Sellers' Counsel Legal Opinion
Exhibit G--Form of Buyer's Counsel Legal Opinion
Annex I--Exceptions to each Seller's Representations and Warranties Concerning
         Transaction
Annex II--Exceptions to Buyer's Representations and Warranties Concerning
          Transaction

Disclosure Schedule--Exceptions to Representations and Warranties
                     Concerning Astro


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                          MEMBERSHIP PURCHASE AGREEMENT

     This Membership Purchase Agreement (this "Agreement") is entered into on May 31, 2006, by and among Sparton Corporation, an Ohio corporation ("Parent"), Astro Instrumentation, Inc., a Michigan corporation ("Buyer"), Astro Instrumentation, LLC, an Ohio limited liability company ("Astro"), H. Waldman Holdings, LLC and D. Wood Holdings, LLC (each a "Seller" and collectively, the "Sellers"), Harold Waldman ("Waldman") and Douglas Wood ("Wood" and together with Waldman, the "Guarantors"). Parent, Guarantors, Buyer, Sellers and Astro are referred to collectively herein as the "Parties."

     H. Waldman Holdings, LLC and D. Wood Holdings, LLC together hold all of the outstanding membership interests of Astro.

     Waldman holds a controlling interest in H. Waldman Holdings, LLC and Wood holds a controlling interest in D. Wood Holdings, LLC.

     Pursuant to this Agreement, Buyer is purchasing from Sellers, and Sellers are selling to Buyer, all of the outstanding membership interests of Astro in return for cash, Buyer Notes and an Earn-out Payment.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     Section 1. Definitions.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Agreement" has the meaning set forth in the preface above.

     "Astro" has the meaning set forth in the preface above.

     "Bayer" has the meaning set forth in Section 2(e) below.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer Notes" has the meaning set forth in Section 2(b) below.

     "Buyout Amount" means (i) if the sale of Astro or its business occurs on or prior to June 30, 2007, the amount of $3,503,836, (ii) if the sale of Astro or its business occurs after June 30, 2007 but on or prior to June 30, 2008, the amount of $2,786,335, (iii) if the sale of Astro or its business occurs after June 30, 2008 but on or prior to June 30, 2009, the amount of $1,977,866, and
(iv) if the sale of Astro or its business occurs after June 30, 2009 but on or before June 30, 2010, the amount of $1,034,807.


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     "Closing" has the meaning set forth in Section 2(c) below.

     "Closing Date" has the meaning set forth in Section 2(c) below.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of Astro that is not generally available to the public.

     "Disclosure Schedule" has the meaning set forth in Section 4 below.

     "Earn-out Payment" means the payments described in Paragraph 2(e) to be paid by Buyer after Closing.

     "EBIT" means the earnings of Astro before deduction of interest and taxes as determined by the application of GAAP as applied in the United States, but without any allocation of corporate or other overhead expenses and subject to the remainder of this definition. For purposes of the calculation of EBIT: (i) inventory shall be valued at the lower of cost (first-in first-out) or market;
(ii) the depreciation on assets owned by Astro as of the date of the Closing shall be no greater than the amount shown on the Astro forecasts provided to Buyer by Sellers; (iii) annual depreciation on the addition to the Strongsville, Ohio facility shall be the lesser of actual depreciation or $100,000 per year;
(iv) there shall be no deduction from earnings in respect of impairment of goodwill, if any; and (v) actual third-party costs incurred by Parent in connection with Astro `s business operations that Astro would have incurred if not provided by Parent may be taken as an expense.

     "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)).

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

     "Environmental, Health, and Safety Requirements" shall mean, as amended and as now in effect, all federal, state and local statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means each entity that is treated as a single employer with Astro for purposes of Code Section 414.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).


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     "Financial Statements" has the meaning set forth in Section 4(f) below.

     "First Bayer Threshold" has the meaning set forth in Section 2(e) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

     "Guarantors" has the meaning set forth in the preface above.

     "Improvements" has the meaning set forth in Section 4(k) below.

     "Indemnified Party" has the meaning set forth in Section 8(d) below.

     "Indemnifying Party" has the meaning set forth in Section 8(d) below.

     "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge of any Seller, Waldman or Wood after reasonable investigation.

     "Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

     "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of Astro or to the ability of Sellers to consummate timely the transactions contemplated hereby, excluding any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of Astro,
(b) changes in GAAP, (c) changes in laws, rules, regulations, orders, or other binding directives issued


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by any governmental entity, and (d) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in
Section 4(f) below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

     "Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, together with all easements and other rights and interests appurtenant thereto, owned by Astro.

     "Parent" has the meaning set forth in the preface above.

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Encumbrances" means with respect to each parcel of Real
Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property; (c) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property; and (d) all liens, encumbrances, guaranties and similar matters in favor of the Ohio Department of Development.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Pre-Closing Tax Period" has the meaning set forth in Section 9(a) below.

     "Preliminary Purchase Price" has the meaning set forth in Section 2(b) below.

     "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "Purchase Price" has the meaning set forth in Section 2(e) below.

     "Real Property" has the meaning set forth in Section 4(k) below.

     "Reportable Event" has the meaning set forth in ERISA Section 4043.

     "Second Bayer Threshold" has the meaning set forth in Section 2(e) below.


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     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Seller" has the meaning set forth in the preface above.

     "Straddle Period" has the meaning set forth in Section 9(b) below.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

     "Target Membership Interest" means any unit membership interest held in Astro.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third-Party Claim" has the meaning set forth in Section 8(d) below.

     "Waldman" has the meaning set forth in the preface above.

     "Watts Agreement" has the meaning set forth in Section 8(b)(iv) below.

     "Wood" has the meaning set forth in the preface above.

     Section 2. Purchase and Sale of Target Membership Interests.

     (a) Basic Transaction. On and subject to the terms of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of its Target Membership Interest for the consideration specified below in this Section 2.

     (b) Purchase Price. Buyer agrees to pay to Sellers at the Closing $26,150,000.00 (the "Preliminary Purchase Price") by delivery of (i) its promissory notes (the "Buyer Notes") in the form of Exhibit A attached hereto in the aggregate principal amount of $7,500,000.00 and (ii) cash for the balance of the Preliminary


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Purchase Price payable by wire transfer or delivery of other immediately available funds. The Preliminary Purchase Price shall be allocated among Sellers in proportion to their respective holdings of Target Membership Interests as set forth in Section 4(b) of the Disclosure Schedule. The Preliminary Purchase Price shall be subject to post-Closing adjustment as set forth below in Section 2(e).

     The Buyer Notes shall be guaranteed by Parent and secured by the Target Membership Interests pursuant to a security agreement in the form as attached as Exhibit C.

     (c) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cohen & Grigsby, P.C., in Pittsburgh, Pennsylvania commencing at 9:00 a.m. local time on May 31, 2006 (the "Closing Date").

     (d) Deliveries at Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in
Section 7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each Seller will deliver to Buyer certificates representing all of its Target Membership Interest, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to each Seller the consideration specified in Section 2(b) above.

     (e) Adjustment to Preliminary Purchase Price. The Preliminary Purchase Price shall be adjusted as follows:

          (i) The Buyer shall pay an amount equal to twenty (20%) percent of Astro's EBIT, which Buyer shall pay to Sellers by means of wire transfer or delivery of other immediately available funds within three (3) business days of the earlier to occur of the completion of the audit of the applicable fiscal year by Parent's accountants or the date the Parent's Annual Report on Form 10-K for the relevant fiscal year is required to be filed (without giving effect to any extension of such deadline that may be available under Rule 12b-25 promulgated under the Exchange Act). In addition to an audited financial statement, Buyer shall provide Sellers with a copy of the unaudited monthly and annual financial statements of Astro upon request. This additional amount shall be allocated among Sellers in proportion to their respective holdings of Target Membership Interests as set forth in Section 4(b) of the Disclosure Schedule. Following the Closing and until June 30, 2010, Buyer shall conduct the business of Astro in a commercially reasonable manner and shall sufficiently fund and support Astro in furtherance of its business. Until June 30, 2010, Buyer shall cause the business of Astro to be principally managed by those individuals who manage such business as of the date of this Agreement unless such individuals terminate their employment, voluntarily or involuntarily, with Astro prior to such date or otherwise with the prior consent of Sellers, which shall not be unreasonably withheld. In the event Buyer sells Astro or all or substantially all of its business, either (A) the purchaser thereof shall assume all of Buyer's obligations hereunder or (B) in lieu of such assumption, Buyer shall pay to Sellers in proportion to their respective holdings of Target Membership Interests the Buyout Amount which shall be in full satisfaction of Buyer's obligations with regard to the Earn-out Payment.

          (ii) Buyer shall pay the amount provided for above [Paragraph (e)(i)] for each of the fiscal years ending on June 30, 2007, 2008, 2009 and 2010.

          (iii) In connection with the determination of the Purchase Price, the Parties have assumed that Astro will continue its relationship with Bayer AG or its Affiliates (collectively, "Bayer") at certain historical sales levels. To the extent that there is a material reduction in Bayer related revenues, the Parties have agreed to reduce the Earn-out Payments and the payments of principal and interest due under the Buyer Notes as follows:


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               1) Reduction for the first 12 month period from the Closing Date.
          If (A) the total revenue due to Astro from Bayer in respect of the period between the Closing Date and the last day of the twelfth month after the Closing Date is less than $14,437,000 (the "First Bayer Threshold") and (B) total revenue due to Astro from all sources (including Bayer) for the same period is less than $39,000,000, then notwithstanding anything to the contrary contained in this Agreement or in the Buyer Notes, the total principal and interest payable on each Buyer Note for the next succeeding 12 months shall be reduced to the amount obtained by multiplying (1) the total principal and interest payable for such next succeeding 12 months on each Buyer Note (without regard to the adjustment contemplated by this Section) by (2) a fraction, the numerator of which is the total revenue due to Astro from Bayer in respect of the period between the Closing Date and the last day of the 12th month thereafter and the denominator of which is equal to the First Bayer Threshold. Notwithstanding the foregoing, if a reduction of the principal and interest payable on the Buyer Notes is required by the provisions of this Section and an Earn-out Payment is payable in respect of the fiscal year ending on June 30, 2007, then notwithstanding the foregoing, the amount of the reduction in principal and interest that would otherwise be made in accordance with this Section shall instead be deducted from such Earn-out Payment to the extent possible, and any amount of such reduction that is not satisfied by an offset against such Earn-out Payment shall be deducted from the payments of principal and interest due on each Buyer Note as provided above.

               2) Reduction for the 12 month period commencing on the first day of the 13th month through the last day of the 24th month from the Closing Date. If (A) the total revenue due to Astro from Bayer in respect of the period between the first day of the 13th month and the last day of the 24th month after the Closing Date is less than $12,075,000(the "Second Bayer Threshold") and (B) total revenue due to Astro from all sources (including Bayer) for the same period is less than $42,000,000, then notwithstanding anything to the contrary contained in this Agreement or in the Buyer Notes, the total principal and interest payable on each Buyer Note for the next succeeding 12 months shall be reduced to the amount obtained by multiplying (1) the total principal and interest payable for such next succeeding 12 months on each Buyer Note (without regard to the adjustment contemplated by this Section) by (2) a fraction, the numerator of which is the total revenue due to Astro from Bayer in respect of the period between the beginning of the 13th month and the end of the 24th month from the Closing Date and the denominator of which is equal to the Second Bayer Threshold. Notwithstanding the foregoing, if a reduction of the principal and interest payable on the Buyer Notes is required by the provisions of this Section and an Earn-out Payment is payable in respect of the fiscal year ending on June 30, 2008, then notwithstanding the foregoing, the amount of the reduction in principal and interest that would otherwise be made in accordance with this Section shall instead be deducted from such Earn-out Payment to the extent possible, and any amount of such reduction that is not satisfied by an offset against such Earn-out Payment shall be deducted from the payments of principal and interest due on each Buyer Note as provided above.

          An example of the application of such formula is set forth in Exhibit
          E.

               3) No Additional Reductions. Amounts due under the Buyer Notes for the annual periods beginning in the 25th and 37th month shall not be subject to further reduction on account of reductions in the level of business Astro conducts with Bayer or otherwise following the 24th month after the Closing Date.


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               4) Bayer Reduction Due To Nonperformance of Astro.
          Notwithstanding the foregoing, if the total revenues due to Astro from Bayer are reduced as a result of the actions or inactions, directly or indirectly, of Astro or its Affiliates, the amounts payable under the Buyer Notes shall not be reduced as described above.

The Preliminary Purchase Price as so adjusted is referred to herein as the "Purchase Price."

     Section 3. Representations and Warranties Concerning Transaction.

     (a) Sellers' Representations and Warranties. Each Seller severally represents and warrants with respect to itself to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement, except as set forth in Annex I attached hereto.

          (i) Organization of Sellers. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

          (ii) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally, regardless of whether asserted in a proceeding in equity or at law. Seller need not give any notice to, make any filing with, or obtain any authorization or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

          (iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any material constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound, or (C) result in the imposition or creation of a Lien upon or with respect to the Target Membership Interest.

          (iv) Brokers' Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (v) Investment. Seller (A) understands that the Buyer Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Notes solely for his, her, or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Notes, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Notes, and (F) is an Accredited Investor.


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          (vi) Target Membership Interest. Seller holds of record and owns beneficially the Target Membership Interest set forth next to its name in
     Section 4(b) of the Disclosure Schedule, and such Target Membership Interest is free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of its Target Membership Interest in Astro. Other than its limited liability company agreement, Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any its Target Membership Interest in Astro.

     (b) Buyer's Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement, except as set forth in Annex II attached hereto.

          (i) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

          (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

          (iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

          (iv) Brokers' Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

          (v) Investment. Buyer is not acquiring the Target Membership Interest with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

          (vi) Investigation by Buyer. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and only on those specific representations and warranties set forth in this Agreement. Buyer is relying on no other information furnished to it by Sellers, Astro or any of their respective directors, officers, members, partners, employees, Affiliates, controlling persons, agents, advisors or representatives.

     Section 4. Representations and Warranties Concerning Astro. Sellers and Astro represent and warrant to


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Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Astro to Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule").

     (a) Organization, Qualification, and Power. Astro has no Subsidiaries. Astro is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Astro is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified has not had a Material Adverse Effect. Astro has full power and authority and all licenses, permits, and governmental authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Astro has delivered to Buyer correct and complete copies of its Articles of Organization and operating agreement (as amended to date). Astro is not in default under or in violation of any provision of its Articles of Organization or operating agreement. The records of the meetings of the members and board of directors (if any) of Astro provided to Buyer correctly memorialize, in all material respects, the matters set forth in such records.

     (b) Capitalization. The entire equity interest of Astro consists of Ten Thousand (10,000) Target Membership Interests, of which 200 Target Membership Interests are issued and outstanding. All of the Target Membership Interests have been duly authorized and fully paid and are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Astro to issue, sell, or otherwise cause to become outstanding any additional Target Membership Interests. There is no outstanding or authorized profit participation, or similar rights with respect to Astro. Other than the operating agreements of the Sellers, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Target Membership Interests of Astro.

     (c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any material constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Astro is subject or any provision of the governing documents of Astro or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any material agreement, contract, lease, license, instrument, or other material arrangement to which Astro is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Astro is not required to give any notice to, make any filing with, or obtain any authorization or approval of any government or governmental agency in order for Sellers to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. Astro has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Title to Assets. Astro has title to, or a valid leasehold interest in, the properties and assets owned or leased by it, free and clear of all Liens.

     (f) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income, changes in members' equity, and cash flow as of and for the fiscal year ended December 31, 2005, (the "Most Recent Fiscal Year End") for Astro; and (ii) unaudited balance sheets and statements of income, changes in members' equity, and cash flow (the "Most Recent Financial Statements") as of and for the month ended April 30, 2006. The Financial Statements as of the Most Recent Fiscal Year End (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, are correct and complete,


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consistent with the books and records, and present fairly the financial condition of Astro as of December 31, 2005 and the results of operations of Astro for such period. The Most Recent Financial Statements are correct and complete in all material respects, are consistent with the books and records, and present fairly the financial condition of Astro as of April 30, 2006 and the results of operations of Astro for such period. Astro has made available to Buyer the unaudited balance sheets and statements of income as of and for the years ended December 31, 2002, 2003 and 2004.

     (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

          (i) Astro has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

          (ii) Astro has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

          (iii) no party (including Astro) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which Astro is a party or by which it is bound;

          (iv) Astro has not imposed any Liens upon any of its assets, tangible or intangible;

          (v) Astro has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000;

          (vi) Astro has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

          (vii) Astro has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;

          (viii) Astro has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) Astro has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

          (x) there has been no change made or authorized in the articles of organization or operating agreement of Astro;

          (xi) Astro has not declared, set aside, or made any distribution with respect to its membership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interests;

          (xii) Astro has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;


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          (xiii) Astro not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xiv) Astro has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xv) Astro has not made any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xvi) Astro has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xvii) no Material Adverse Change has occurred;

          (xviii) Astro has not issued, sold, or otherwise disposed of any of its membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests;

          (xix) Astro has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xx) Astro has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Astro;

          (xxii) Astro has not discharged a material Liability or Lien outside the Ordinary Course of Business;

          (xxiii) Astro has not made any loans or advances of money;

          (xxiv) Astro has not disclosed any material Confidential Information to a recipient that is not bound by an obligation of confidentiality in respect thereof; and

          (xv) Astro has not committed to any of the foregoing.

     (h) Undisclosed Liabilities. Astro has no Liability except for (i) Liabilities set forth in the Most Recent Balance Sheet or the notes thereto,
(ii) Liabilities that have arisen after the Most Recent Balance Sheet in the Ordinary Course of Business, and (iii) Liabilities not required to be set forth in financial statements prepared in accordance with GAAP or the notes thereto.

     (i) Legal Compliance. Astro is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state and local governments (and all agencies thereof) except where the failure to be in such compliance would not have a Material Adverse Effect, and to the Knowledge of Astro no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure to be in such compliance.

     (j) Tax Matters.


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     (i) Astro has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and all Taxes shown as due and owing by Astro on any such Tax Returns have been paid. Astro is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Astro does not file Tax Returns that Astro is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Astro.

     (ii) Astro has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee or independent contractor.

     (iii) No federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or, to the Knowledge of Astro, being conducted with respect to Astro. To the Knowledge of Astro, Astro has not received from any federal, state, or local taxing authority (including jurisdictions where Astro has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Astro. Section 4(j)(iii) of the Disclosure Schedule lists all federal, state and local income Tax Returns filed with respect Astro for taxable periods ended on or after December 31, 2002, and Astro has delivered or made available to Buyer correct and complete copies thereof.

     (iv) Astro has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (v) Astro is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and
(ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Astro has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
Section 897(c)(1)(A)(ii). Astro is not a party to or bound by any Tax allocation or sharing agreement. Astro (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any other Person under Reg. Section 1.1502-6 (or any similar provision of state or local), as a transferee or successor, by contract, or otherwise.

     (k) Real Property.

     (i) Section 4(k)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

          (A) Astro has good and marketable indefeasible fee simple title, free and clear of all Liens, except Permitted Encumbrances;

          (B) Astro has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

          (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

     (ii) The Owned Real Property identified in Section 4(k)(i) of the Disclosure Schedule (the "Real Property") comprises all of the real property used or intended to be used in, or otherwise related to,


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Astro's business; and Astro is not a party to any agreement or option to purchase any real property or interest therein.

     (iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, included in the Real Property (the "Improvements") are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of Astro's business.

     (v) There is no condemnation, expropriation or other proceeding in eminent domain, pending or to the Knowledge of Astro threatened, affecting any parcel of Real Property or any portion thereof or interest therein.

     (vi) All certificates of occupancy and all material permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of governmental authorities having jurisdiction over the Real Property that are required to use or occupy the Real Property or operate Astro's business as currently conducted thereon, have been issued and are in full force and effect. Astro has received no written notice from any governmental authority threatening a suspension, revocation, modification or cancellation of any Real Property Permit.

     (vii) The classification of the Real Property under applicable zoning laws, ordinances and regulations permit the current use and occupancy of the Real Property.

     (l) Intellectual Property.

          (i) Astro owns and possesses or has the right to use all Intellectual Property necessary or desirable for the operation of the business of Astro as presently conducted. Each item of Intellectual Property owned or used by Astro immediately prior to the Closing will be owned or available for use by Astro immediately subsequent to the Closing.

          (ii) To the Knowledge of Astro, Astro has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Astro has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Astro must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Astro, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Astro.

          (iii) Astro does not currently, nor has it owned in the past, any registered Intellectual Property.

     (m) Tangible Assets. Astro owns or leases all assets necessary for the conduct of its business as presently conducted. Such tangible assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which it presently is used.

     (n) Inventory. The inventory of Astro consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured. Other than inventory that has been purchased in bulk (so called "life time" buys) and other than inventory that has been paid for by a customer or other third party, no material portion of the inventory of Astro is slow-moving, obsolete, damaged, or defective, subject only to the reserve


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for inventory writedown set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business.

     (o) Contracts. Section 4(o) of the Disclosure Schedule lists the following contracts and other agreements (including oral contracts and agreements) to which Astro is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $200,000;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

          (v) any agreement concerning non-competition or the primary purpose of which is to prohibit Astro from disclosing proprietary information of a Third Party;

          (vi) any agreement with any of Sellers and their Affiliates (other than Astro);

          (vii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          (viii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

          (ix) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $50,000;

          (x) any agreement under which Astro has advanced or loaned any other Person amounts in the aggregate exceeding $50,000; or

          (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 (other than purchase orders).

Astro has delivered or made available to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) to the Knowledge of Astro, no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of Astro no party has repudiated any provision of the agreement.

          (p) Notes and Accounts Receivable. All notes and accounts receivable of Astro arose from bona fide transactions and are collectible in the Ordinary Course of Business.

          (q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Astro.


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     (r) Insurance. Section 4(r) of the Disclosure Schedule sets forth each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Astro is, or has been since the commencement of its business, a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy that has not expired by its terms: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither Astro nor, to the Knowledge of Astro, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) to the Knowledge of Astro no party to the policy has repudiated any provision thereof.

     (s) Litigation. Astro is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of Astro, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator.

     (t) Employees.

          (i) With respect to the business of Astro:

               (A) there is no collective bargaining agreement or relationship with any labor organization;

               (B) to the Knowledge of Astro, no executive or managerial employee of Astro has any present intention to terminate his or her employment with Astro;

               (C) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

               (D) to the Knowledge of Astro no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

               (E) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Astro, threatened;

               (F) there is no workmans compensation claim pending or, to the Knowledge of Astro, threatened; and

               (G) there is no employment-related charge, complaint, grievance, investigation, or inquiry of any kind, pending or, to the Knowledge of Astro, threatened in any forum, relating to an alleged violation or breach by Astro (or its officers or directors) of any law, regulation or contract.

          (ii) Except as set forth in Section 4(t) of the Disclosure Schedule,
     (A) there are no employment contracts or severance agreements with any employees of Astro, and (B) there are no written personnel policies, rules or procedures applicable to employees of Astro.

          (iii) Within the past 3 years, Astro has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance.

     (u) Employee Benefits.


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          (i) Section 4(u) of the Disclosure Schedule lists each Employee
     Benefit Plan that Astro maintains or to which Astro contributes or has any obligation to contribute.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

               (B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.

               (C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Astro.

               (D) Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified (or is a standardized plan for which the prototype plan sponsor has received a favorable determination letter from the Internal Revenue Service as to the qualification of the standardized plan), and nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

               (E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Astro, threatened. To the Knowledge of Astro, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.

               (F) Astro has delivered or made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

          (ii) Astro does not contribute to, have any obligation to contribute to, or have any Liability under or with respect to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA
     Section 3(35)).

          (iii) Astro does not contribute to, have any obligation to contribute to, or have any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.


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          (iv) Astro does not maintain, contribute to or have an obligation to contribute to, or have any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current retired or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Astro or of any other Person other than in accordance with COBRA.

     (v) Guaranties. Astro is not guarantor for any Liability (including indebtedness) of any other Person.

     (w) Environmental, Health, and Safety Matters.

          (i) Astro has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

          (ii) Without limiting the generality of the foregoing, Astro has obtained and substantially complied with, and is in substantial compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; and a list of all such permits, licenses and other authorizations is set forth on
     Section 4(w) of the Disclosure Schedule.

          (iii) Astro has not received any written notice regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

          (iv) Astro has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, in violation of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

          (v) Astro has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos.

          (vi) Astro has not assumed any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

          (vii) Astro has furnished or made available to Buyer all environmental audits, reports and other material environmental documents relating to Astro's properties, facilities, or operations that are in its possession or under its reasonable control.

     (x) Certain Business Relationships with Astro. None of Sellers, their Affiliates, Sellers' members, directors, officers and employees and Astro's members, directors, officers and employees, has been involved in any business arrangement or relationship with Astro within the past 12 months (other than its relationship as an employee, member, director or officer), and none of Sellers, their Affiliates, Seller's members, directors, officers and employees and Astro's members, directors, officers, and employees owns any asset, tangible or intangible, that is used in the business of Astro.

     (y) Customers and Suppliers.


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          (i) Section 4(y) of the Disclosure Schedule lists the 10 largest customers of Astro for each of the 2 most recent fiscal years and sets forth opposite the name of each such customer the percentage of net sales attributable to such customer.

          (ii) Since the date of the Most Recent Balance Sheet, no significant supplier of Astro has notified Astro that it shall stop, or decrease the rate of, supplying materials, products or services to Astro, and no customer listed on Section 4(y) of the Disclosure Schedule has notified Astro that it shall stop, or decrease the rate of, buying materials, products or services from Astro.

     (z) Product Warranty. To the Knowledge of Astro, each product manufactured, sold, leased, or delivered by Astro has been in conformity with all applicable contractual commitments and all express and implied warranties. The standard terms and conditions for the manufacture and sale of products under the contracts listed in Section (ii) on Schedule Section 4(o) include a 12 month warranty against defects in workmanship and process materials, except that the contract with Aastrom Biosciences Inc. has a term of 18 months, the contract with ImageGuide has a term of 24 months after shipment by Astro or 12 months after shipment to the end user, and the contract with Eastman Kodak has a term of 90 days from the Receipt Date (as that term is defined in such contract).

     aa) Product Liability. There are no claims pending or, to the Knowledge of Astro, threatened alleging injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Astro prior to the Closing, and to the Knowledge of Astro, there is no basis for any such claim.

     (bb) Disclosure. To the Knowledge of Astro, the representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any fact necessary in order to make such representations and warranties not misleading in any material respect.

     Section 5. Intentionally Omitted.

     Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

     (a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Without limiting the generality of the foregoing, the Parties shall cooperate in the conduct or defense of any proceeding involving the transaction contemplated by this Agreement or the business of Astro. Sellers acknowledge and agree that from and after the Closing Astro will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Astro with the sole exception of the personal records of Wood and Waldman.

     (b) Transition. None of Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Astro from maintaining the same business relationships with Astro after the Closing as it maintained with Astro prior to the Closing. Until June 30, 2010, Guarantors and Sellers shall refer all customer inquiries relating to the business of Astro to Buyer.

     (c) Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of


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the Confidential Information that are in its possession. In the event that any
Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use its reasonable best efforts to obtain, at the reasonable request and at the expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

     (d) Covenant Not to Compete. At the Closing, each of the Sellers is entering into a covenant not to compete in the form as attached as Exhibit E.

     (e) Buyer Notes. Each Buyer Note is being imprinted with a legend substantially in the following form:

     The payment of principal and interest on this Note is subject to certain recoupment provisions set forth in a Membership Purchase Agreement dated as of May 31, 2006 (the "Purchase Agreement") among the issuer of this Note, the person to whom this Note originally was issued, and certain other persons. This Note was originally issued on May 31, 2006, and has not been registered under the Securities Act of 1933, as amended, or any state securities act, and may not be sold or transferred in the absence of such registration or qualification or an exemption therefrom under the securities act or any such state securities laws that may be applicable. The sale or transfer of this Note is subject to certain restrictions set forth in the Purchase Agreement. The issuer of this Note will furnish a copy of these provisions to the holder hereof without charge upon written request.

Each holder desiring to transfer a Buyer Note first must furnish Buyer with (i) a written opinion satisfactory to Buyer in form and substance from counsel satisfactory to Buyer by reason of experience to the effect that the holder may transfer the Buyer Note as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee satisfactory to Buyer in form and substance agreeing to be bound by the recoupment provisions and the restrictions on transfer contained herein.

     (f) Indemnification. Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors or officers of Astro relating to claims against such directors or officers by Third Parties as provided in the Articles of Organization or Operating Agreement of Astro (and specifically excepting any claim arising out of this Agreement and any agreement contemplated herein) shall continue in full force and effect for a period of not less than four years from the Closing Date; provided, however that in the event any claim or claims are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether the conduct of any director or officer of Astro complies with the standards set forth in the Articles of Organization or Operating Agreement shall be made by independent counsel selected by such director or officer and reasonably satisfactory to Buyer (whose fees and expenses shall be paid by Buyer). Buyer agrees to cause Astro to fully perform all obligations to be performed by Astro under its Articles of Organization or Operating Agreement. In the event the foregoing indemnities become unavailable or unenforceable for any reason, Buyer agrees to indemnify and hold harmless such directors and officers to the same extent as if such indemnities were available and in full force and effect. In the event Astro or any of its successors or assigns (i) consolidates with or mergers into any Person and shall not be the continuing or surviving


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corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties, assets or stock to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Astro (or its successors and assigns) shall assume the obligations set forth in this Section.

     (g) Employees. For purposes of determining eligibility to participate or vesting where length of service is relevant under any employee benefit plan or arrangement of Buyer, Astro employees shall receive service credit for service with Astro prior to the Closing Date. Buyer shall cause Astro to (a) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Astro employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date and (b) provide each Astro employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employees are eligible to participate after the Closing Date. Nothing in this Section is intended nor shall be construed to provide any employee of Astro with guaranteed employment after the Closing, and all such employees (other than those who have written employment agreements with Astro providing otherwise) shall be at-will employees of Astro after the Closing Date.

     Section 7. Deliveries at Closing.

     (a) Sellers' Deliveries. Sellers are delivering the following to Buyer:

          (i) the resignations, effective as of the Closing, of each director and officer of Astro other than those whom Buyer shall have specified in writing at least 5 business days prior to the Closing;

          (ii) a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that each Seller is not a "Foreign Person" as defined in Code Section 1445;

          (iii) copies of the certificate of organization (or formation) of each Seller and Astro certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person's formation;

          (iv) copies of the certificate of good standing of each Seller and Astro issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person's organization and of each jurisdiction in which each such Person is qualified to do business;

          (v) a certificate of the manager of each of Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of organization of such Seller since the date specified in clause (iii) above; (ii) the operating agreement (or other governing documents) of such Seller; and (iii) the resolutions of the manager and members of such Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby;

          (vi) a certificate of the manager of Astro, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the articles of organization of Astro since the date specified in clause (iii) above; (ii) the operating agreement of Astro; and
     (iii) the resolutions of the manager and members of Astro relating to this Agreement and the transactions contemplated hereby; and


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          (vii) an opinion from counsel to the Sellers in form and substance as set forth in Exhibit F attached hereto, addressed to Buyer and dated as of the Closing Date.

     (b) Buyer's Deliveries. Buyer is delivering the following to the Sellers:

          (i) releases of the Guarantors and the Sellers from the guarantee of Astro's mortgage on the Owned Real Property;

          (ii) copies of the articles of incorporation of Buyer and Parent certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person's incorporation;

          (iii) copies of the certificate of good standing of Buyer and Parent issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person's organization;

          (iv) a certificate of the secretary of each of Buyer and Parent, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to: (i) no amendments to the articles of incorporation of Buyer and Parent since the date specified in clause (ii) above; (ii) the resolutions of the board of directors and, if necessary, the shareholders, of Buyer and Parent authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iii) the incumbency and signatures of the officer or officers of the Buyer and Parent executing this Agreement and the other agreements contemplated hereby; and

          (v) an opinion from counsel to Buyer in form and substance as set forth in Exhibit G attached hereto, addressed to Sellers and dated as of the Closing Date.

     Section 8. Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties.

     All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder for a period of 18 months and any claim for indemnification hereunder must first be made prior to the expiration of such period, except that the representations and warranties of the Sellers contained in Section 3(a)(vi) regarding title to the Target Membership Interest owned by the Sellers shall survive the Closing indefinitely.

     (b) Indemnification Provisions for Buyer's Benefit.

          (i) In the event any Seller or Astro breaches (or in the event any third party alleges facts that, if true, would mean any Seller or Astro has breached) any of its representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above) and, provided that Buyer makes a written claim for indemnification against the Sellers pursuant to Section 11(h) below within the survival period, then each Seller shall be obligated, jointly and severally, to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer suffers (including any Adverse Consequences Buyer suffers after the end of the survival period) resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

          (ii) In the event a Seller breaches (or in the event any third party alleges facts that, if true, would mean a Seller breached) any of its covenants in Section 2(a) above or any of its representations and warranties in Section 3(a) above, and provided that Buyer makes a written claim for indemnification against


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     such Seller pursuant to Section 11(h) below within the survival period, then such Seller shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from arising out of, relating to, or caused by the breach (or the alleged breach).

          (iii) Each Seller shall be obligated jointly and severally to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer suffers resulting from, arising out of, relating to, or claimed to have been caused by the defective design or manufacture of products prior to the Closing, the failure of express or implied product warranties given by Astro prior to the Closing, or the negligent provision of engineering services by Astro prior to the Closing, but only to the extent such Adverse Consequences exceed any reserve in respect thereof on the Most Recent Balance Sheet.

          (iv) Sellers hereby assume and agree to pay, perform and discharge all Liabilities of Astro under that certain letter agreement among Astro, Wood, Waldman and Michael Watts, Jr. dated May 22, 2002 (the "Watts Agreement"). Each Seller shall be obligated jointly and severally to indemnify, without limitation as to time or amount, the Buyer from and against the entirety of any Adverse Consequences Buyer suffers resulting from, arising out of, relating to, or claimed to have been caused by the failure of Sellers to satisfy any Liabilities of Astro, Wood or Waldman to Watts Holdings, LLC and/or Michael Watts, Jr. under the Watts Agreement. Prior to May 31, 2007, Sellers shall provide Buyer with evidence satisfactory to Buyer that the Watts Agreement has been fully performed and that Watts Holding, LLC and Michael Watts, Jr. have no claims against Astro thereunder. If Sellers fail to provide Buyer with such evidence by May 31, 2007, Buyer shall be permitted, but not required, to obtain a release from Watts Holding, LLC and Michael Watts, Jr. on such terms and conditions as it deems appropriate in its reasonable discretion, and Sellers shall jointly and severally indemnify Buyer against any Adverse Consequences suffered by Buyer in connection with obtaining such release and/or transfer.

     (c) Indemnification Provisions for Sellers' Benefit. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that any Seller makes a written claim for indemnification against Buyer pursuant to Section 11(h) below within the survival period, then Buyer shall indemnify each Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

     (d) Matters Involving Third Parties.

          (i) If any third party notifies any Party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party


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     Claim and the Indemnifying Party conducts the defense of the Third-Party
     Claim actively and in good faith.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

          (iv) In the event the Indemnifying Party is not conducting the defense of the Third-Party Claim, (A) the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate, but the Indemnified Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys' fees and expenses), and
     (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

     (e) Determination of Adverse Consequences. All indemnification payments under this Section 8 and Section 9(a) shall be deemed adjustments to the Purchase Price. The amount of any Adverse Consequences for which indemnification is provided under this Section 8 shall be reduced by any amounts recovered by the Indemnified Party under insurance policies with respect to such Adverse Consequences and shall also be reduced to take into account any tax benefit realized or realizable by the Indemnified Party arising from the incurrence or payment of any such Adverse Consequences. If any such reduction is determined after payment by the Indemnifying Party of any amounts otherwise required to be paid pursuant to this Section 8, the Indemnified Party shall repay to the Indemnifying Party, within ten business days of such determination, any amount the Indemnifying Party would not have had to pay pursuant to this Section had such determination been made at the time of such payment. The Indemnified Party shall use its commercially reasonable best efforts to mitigate the amount of any Adverse Consequences that it may suffer, and shall make insurance claims relating to any Adverse Consequences for which indemnification is provided under this Section 8.

     (f) Limitations. The Sellers shall have no obligation to indemnify the Buyer under Section 8(b) unless and until the aggregate of all Adverse Consequences suffered or incurred by Buyer thereunder exceeds Three Hundred Thousand Dollars ($300,000), and then only for the excess over such amount. The aggregate amount of Adverse Consequences that Sellers shall be obligated to pay hereunder (including any amount of Adverse Consequences that is satisfied by offset or recoupment) shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000). Sellers' indemnification obligations under Section 8(b)(iii) shall terminate on the third anniversary of the Closing Date.

     (g) Exclusive Remedy. After the Closing, except as provided in Section 9 below and except for equitable relief contemplated by Section 11(o), the remedies provided in this Section 8 (subject to the limitations set forth in this Agreement) shall be the exclusive remedies available to a Party for any and all Adverse Consequences resulting from breaches of the representations, warranties, covenants and agreements in or contemplated by this Agreement and shall be the exclusive remedy of Buyer and its Affiliates (including Astro) with respect to any


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rights, causes of action, remedies, or damages that they may have or assert against Sellers arising from or related to the business of Astro or any law, including environmental, securities and trade regulation laws.

     (h) Recoupment Against Buyer Notes and Earn-out Payments. Any sums that are finally determined to be due to Buyer pursuant to Sections 8 or 9 of this Agreement shall be satisfied first by offsetting the amounts so due against amounts payable under the Buyer Notes and then the Earn-Out Payment. Subject to the other provisions hereof, any sums that are finally determined to be due to Buyer pursuant to Sections 8 or 9 of this Agreement in excess of the amounts then payable under the Buyer Notes and the Earn-Out Payment shall be paid by Sellers.

     Section 9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

     (a) Tax Indemnification. Each Seller shall jointly and severally indemnify Astro and Buyer and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to Taxes (or the non-payment thereof) of Astro for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period").

     (b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of Astro for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of Astro for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

     (c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Astro that are filed after the Closing Date. Buyer shall permit Sellers to review and comment on Tax Returns applicable to tax periods occurring prior to the Closing Date described in the preceding sentence prior to filing.

     (d) Cooperation on Tax Matters.

          (i) Buyer, Astro and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 9(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Astro and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Astro relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Astro or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

          (ii) Buyer and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as


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         may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (iii) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

     (e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, including taxes imposed on Sellers as a result of the transactions contemplated by this Agreement, (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     (f) Basis Elections. At Buyer's option, Astro and each Seller shall join with Buyer in making an election under Code Section 754 (and any corresponding election under state and local tax law) with respect to the purchase and sale of the Target Membership Interests. Sellers shall include any income, gain, loss or deduction, or other tax item resulting from the election on their tax returns to the extent required by applicable law.

     Section 10. Intentionally Omitted.

     Section 11. Miscellaneous.

     (a) Nature of Sellers' Obligations.

          (i) The covenants of each Seller in Section 2(a) above concerning the sale of its Target Membership Interests to Buyer and the representations and warranties of each Seller in Section 3(a) above concerning the transaction are individual, and not joint and several, obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in Section 8(b)(ii) above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

          (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in Section 8(b)(i) and
     (iii) above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof, subject to the other provisions of this Agreement.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.


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     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of its obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); provided further, that Sellers may assign any or all of their rights to receive Earn-out Payments or payments on the Buyer Notes with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except that Sellers may assign any or all of their rights to receive Earn-out Payments to or for the benefit of some or all of the employees of Astro as of the Closing Date without the written consent of Buyer.

     (f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

     If to Sellers:                    Copy to:

     c/o Hal Waldman                   Cohen & Grigsby, P.C.
     625 Liberty Avenue                11 Stanwix Street, 15th Floor
     Pittsburgh, PA 15222              Pittsburgh, PA 15222
     Fax: (412) 281-8055               Attn: Jack W. Elliott, Esq.
                                       Fax: (412) 209-0672

     If to Buyer:                      Copy to:

     c/o Sparton Corporation           Marcoux Allen P.C.
     2400 East Ganson Street           145 South Jackson Street
     Jackson, MI 49202                 P.O. Box 787
     Attn: David W. Hockenbrocht       Jackson, MI 49204
     Fax: (517) 787-1822               Attn: Robert T. Kendall, III, Esq.
                                       Fax: (517) 787-9455

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.


     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.


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     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each of Buyer, Sellers and Astro shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Sellers shall also bear the legal costs and expenses of Astro in connection with this Agreement and the transactions contemplated hereby; provided, further, that Astro shall bear the accounting fees and expenses incurred in connection with the transactions contemplated hereby.

     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Astro is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties' obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

     (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Cleveland, Ohio, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or


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proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(h) above. Nothing in this Section 11(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.


     (q) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

     (r) Parent Guarantee. Parent hereby absolutely, unconditionally and irrevocably guarantees the full and timely payment and performance of Buyer of all provisions of this Agreement, including Section 2(e) hereof, and each other agreement or instrument contemplated hereby, including the Buyer Notes. Parent hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of non-payment, non-performance or non-observance, or other proof, or notice or demand. Parent waives any right to require Sellers to proceed against Buyer or pursue any other remedy in Sellers' power whatsoever. The obligation of Parent hereunder will not be discharged (to the extent permitted by law) by: (i) any extension or renewal with respect to any obligation hereunder or under any agreement or instrument contemplated hereby; (ii) any modification, or amendment to, this Agreement or any other agreement or instrument contemplated hereby; (iii) any conservatorship, receivership, insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution or similar proceedings with respect to Buyer; or (iv) any other occurrence whatsoever, except payment and performance in full of all obligations covered by this guarantee, without regard to any rejection or termination thereof by reason of any proceeding in bankruptcy or reorganization or the exercise of remedies thereunder. Parent represents and warrants to Sellers that Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, that it has full power and authority to execute, deliver and perform this Agreement, and that this Agreement constitutes the valid and legally binding obligation of Parent, enforceable in accordance with its terms and conditions, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally, regardless of whether asserted in a proceeding in equity or at law.

     (s) Waldman Guarantee. Waldman hereby absolutely, unconditionally and irrevocably guarantees the full and timely payment and performance of H. Waldman Holdings, LLC of all provisions of this Agreement, and each other agreement or instrument contemplated hereby. Waldman hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of non-payment, non-performance or non-observance, or other proof, or notice or demand. Waldman waives any right to require Buyer to proceed against
H. Waldman Holdings, LLC or pursue any other remedy in Buyer's power whatsoever. The obligation of Waldman hereunder will not be discharged (to the extent permitted by law) by: (i) any extension or renewal with respect to any obligation hereunder or under any agreement or instrument contemplated hereby;
(ii) any modification, or amendment to, this Agreement or any other agreement or instrument contemplated hereby; (iii) any conservatorship, receivership, insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution or similar proceedings with respect to H. Waldman Holdings, LLC; or
(iv) any other occurrence whatsoever, except payment and performance in full of all obligations covered by this guarantee, without regard to any rejection or termination thereof by reason of any proceeding in bankruptcy or reorganization or the exercise of remedies thereunder. Waldman represents and warrants to Buyer that Waldman has the capacity to execute, deliver and perform this Agreement, and that this Agreement constitutes the valid and legally binding obligation of Waldman, enforceable in accordance with its terms and conditions, except as enforcement may be limited by general principles of equity and by


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bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally, regardless of whether asserted in a proceeding in equity or at law.

     (t) Wood Guarantee. Wood hereby absolutely, unconditionally and irrevocably guarantees the full and timely payment and performance of D. Wood Holdings, LLC of all provisions of this Agreement, and each other agreement or instrument contemplated hereby. Wood hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of non-payment, non-performance or non-observance, or other proof, or notice or demand. Wood waives any right to require Buyer to proceed against D. Wood Holdings, LLC or pursue any other remedy in Buyer's power whatsoever. The obligation of Wood hereunder will not be discharged (to the extent permitted by law) by: (i) any extension or renewal with respect to any obligation hereunder or under any agreement or instrument contemplated hereby; (ii) any modification, or amendment to, this Agreement or any other agreement or instrument contemplated hereby; (iii) any conservatorship, receivership, insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution or similar proceedings with respect to D. Wood Holdings, LLC; or (iv) any other occurrence whatsoever, except payment and performance in full of all obligations covered by this guarantee, without regard to any rejection or termination thereof by reason of any proceeding in bankruptcy or reorganization or the exercise of remedies thereunder. Wood represents and warrants to Buyer that Wood has the capacity to execute, deliver and perform this Agreement, and that this Agreement constitutes the valid and legally binding obligation of Wood, enforceable in accordance with its terms and conditions, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally, regardless of whether asserted in a proceeding in equity or at law.


                                    * * * * *


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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


ASTRO INSTRUMENTATION, INC.

/s/ David W. Hockenbrocht
----------------------------------------
By: David W. Hockenbrocht
Its: President


SPARTON CORPORATION

/s/ David W. Hockenbrocht
----------------------------------------
By: David W. Hockenbrocht
Its: CEO & President


H. WALDMAN HOLDINGS, LLC.

/s/ Hal K. Waldman
----------------------------------------
By: Hal K. Waldman
Its: Manager


D. WOOD HOLDINGS, LLC.

/s/ Douglas J. Wood
----------------------------------------
By: Douglas J. Wood
Its: Manager


ASTRO INSTRUMENTATION, LLC.

/s/ Hal K. Waldman
----------------------------------------
By: Hal K. Waldman, Manager

/s/ Douglas J. Wood
----------------------------------------
By: Douglas J. Wood, Manager

/s/ Hal K. Waldman
----------------------------------------
Hal K. Waldman, individually

/s/ Douglas Wood
----------------------------------------
Douglas Wood, individually


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